UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2004

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-29801	94-3296648
(Commission File Number)	(IRS Employer Identification No.)

3280 Bayshore Boulevard Brisbane, CA 94005
(Address of registrant’s principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Item 12.        Results of Operations and Financial Condition.

On January 29, 2004, InterMune, Inc. (“InterMune”) reported its fiscal fourth quarter and fiscal year results for the period ended December 31, 2003.  A copy of the press release issued by InterMune on January 29, 2004 concerning the foregoing results is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Each non-GAAP financial measure presented in the press release furnished herewith was included because InterMune’s management uses this information to monitor and evaluate on-going operating results and trends excluding certain items.  The non-GAAP financial measures used within InterMune’s press release furnished herewith include:

•                    Net loss and net loss per share for the twelve months ended December 31, 2003, excluding charges to acquired research and development and milestone payments related to performance milestones achieved during the period and an impairment charge taken for the impairment of Amphotec product rights.  The acquired research and development and milestone payments are comprised of payments made to Amgen Inc., and Nektar Therapeutics for milestones achieved in InterMune’s PEG-alfacon program in the first quarter of 2003, and a milestone-based liability payable to Eli Lilly for the completion of oritavancin Phase III clinical trials; and

•                    Net loss and net loss per share for the twelve months ended December 31, 2002, excluding a one time payment to Marnac, Inc. for the acquisition of pirfenidone in the first quarter of 2002 and a payment to Eli Lilly to buy down the royalty rate on future sales of oritavancin.

InterMune’s management believes such non-GAAP financial measures are also useful for investors because the charges are the result of transactions or circumstances that are unusual due to their nature, size or infrequency.  Consequently, excluding those charges from InterMune’s operating results provides users of InterMune’s financial statements an important insight into InterMune’s operating results and related trends that affect its core business.

The information in this report, including the exhibit hereto, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.  The information contained herein and in the accompanying exhibit shall not be incorporated by reference into filing with the U.S. Securities and Exchange Commission made by InterMune, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERMUNE, INC.

Dated: January 29, 2004	By:	/s/ STEPHEN N. ROSENFIELD
Stephen N. Rosenfield
Executive Vice President of Legal Affairs

EXHIBIT INDEX

Number	Description
99.1	Press Release entitled “InterMune Announces Fourth Quarter and Year End Financial Results,” dated January 29, 2004.